Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

FOR IMMEDIATE RELEASE

Walter S. Sobon Appointed CFO of Constar International Inc.

Philadelphia, PA – December 12, 2005 — Constar International Inc. (NASDAQ: CNST) announced today the appointment of Walter S. Sobon, 57, as Executive Vice President and Chief Financial Officer. Mr. Sobon succeeds William S. Rymer, who announced his intention to resign in September and has remained with Constar during the search for his replacement.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, stated, “I am delighted to have Walter in such a key role. He is a proven senior executive and brings strong credentials to the Company. He has been a successful CFO and will be a valuable addition to our senior management team.”

Mr. Sobon has over 30 years experience in working with publicly-held and private companies to improve their financial performance, systems and operations. He served for more than 10 years with publicly-held VWR International, a $2.8 billion international distributor of laboratory products and services with operations in more than 18 countries. His last position there was Chief Financial Officer and he previously held positions as General Manager of E-business and Senior Vice President of Corporate Development and Process Improvement. Earlier in his career Mr. Sobon held senior financial management positions in several industries including technology and consumer products manufacturing. He began his career with Price Waterhouse.

Mr. Sobon is a Certified Public Accountant and holds a Bachelor’s degree in Business Administration with a major in Accounting from Pace University.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

Ed Bisno, Bisno Communications, (917) 881-5441

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